EXHIBIT 99.1

EQUATOR Beverage Company Reports July 1 to August 31 2023 Results

JERSEY CITY, NJ/ACCESSWIRE/ September 7, 2023 -- EQUATOR Beverage Company (OTC: MOJO) reports its results of operations for July 1 to August 31, 2023.

Highlights include:

•	July 1 to August 31 2023 Net Revenue was $450,392, up from $293,707 for the same period last year. This was a $156,685 increase or 53%.

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July 1 to August 31 2023 Gross Margin was $211,988 or 47% of Net Revenue. This was an increase of $98,886 over the same period last year. The gross margin percentage was 47% which was an improvement from 39% for the same period last year.

•	July 1 to August 31 2023 Taxable Income was $52,706 compared to Loss of $2,976 from the same period last year. This is a $55,682 improvement or 1871%.

•	July 1 to August 31 2023 Net Loss was $15,006 compared to a Net Loss of $23,492 for the same period last year. This was a $8,486 improvement.

During the past two months the company has begun to finalize a new product line "EQ Wtr". The water is alkaline with a pH of 8.5. EQ Wtr will also be available in sparkling. The packaging selected is a 12 oz slim aluminum can which is infinitely recyclable. They have a very low impact on the environment and a very low carbon footprint as the package is recycled multiple times without limits. The economics of recycling this container further makes it very sustainable.

EQUATOR will release the full quarter results of operations on October 2, 2023 and will file its 10 Q with the United States Securities and Exchange Commission mid-October.

We continue to seek opportunities to repurchase shares of Equator’s common stock.

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For additional information contact:

Glenn Simpson CEO

EQUATOR Beverage Company

917 574 1690

Symbol Ticker: MOJO

Website: www.equatorbeverage.com

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

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